StemCells, Inc. Announces Termination of Phase II Pathway Study Following Review of Data

Company to Commence Orderly Wind Down of Operations

NEWARK, Calif., May 31, 2016 — StemCells, Inc. (NASDAQ: STEM) (the “Company”) today announced its decision to terminate the Company’s Phase II Pathway Study in spinal cord injury following an in-depth review of data from the study and after obtaining the concurrence of the study’s Interim Analysis Data Monitoring Committee (the “IA-DMC”). While the results showed overall improvement in patients treated with the Company’s proprietary cells, the magnitude of the effect and the perceived trend of the effect over time did not justify continuing the study or exploring the variability in the initial patient observations, given the financial resources available to the Company.

Seventeen patients have already been dosed in the Pathway Study. The first cohort of the Pathway Study, consisting of six patients, was designed to assess the safety, and preliminary signs of efficacy, of cell administration into the cervical cord and select the dose level for the 40-patient second cohort. The second cohort of the Pathway Study was a randomized, controlled and single-blinded arm of the trial in 40 motor complete patients.

The six-, nine- and twelve-month results from the first cohort of the Pathway Study revealed encouraging patterns of improvements from baseline, especially in the first six months of the study. This was confirmed separately by a review of the data by independent experts in spinal cord injury, who agreed that the overall results indicated evidence of biological activity. However, the Company observed in this cohort a declining trend in the magnitude of the effect in both strength and function at the twelve month time point. While the results at twelve months were still improved from baseline, this late variability led the Company to conduct an earlier-than-planned interim analysis of the Cohort II data. The results of this interim analysis, which were reviewed by the Company as well as by the IA-DMC, showed differences in motor strength that favored the treatment group, but the magnitude of the effect led both the Company and the IA-DMC to conclude that achieving the primary endpoint objective of the Pathway Study would be unlikely. Based upon these findings, the Company has decided to terminate the study and close out operations.

“Despite the outcome of the Pathway Study reported above, the Company is proud of our team’s numerous accomplishments and successes to date,” said Dr. Stephen Huhn, Chief Medical Officer and VP of Clinical Research. “Data from earlier clinical trials involving the Company’s proprietary HuCNS-SC® human neural stem cells have demonstrated an early signal of biological activity in multiple disease indications. Our earlier Phase I/II clinical trial in chronic thoracic spinal cord injury showed measureable gains, while the Phase I/II clinical trial in geographic atrophy showed a positive safety profile and favorable preliminary efficacy. Additionally, a Phase I study in children with Batten’s disease showed that transplantation of the cells into the brain was safe and resulted in long term survival of the cells.”

Dr. Huhn continued, “Even in the Pathway Study, we believe we see a biological signal in many of the patients. Equally important, the first cohort of the study also confirmed the safety of cell administration into the cervical cord. The collective human data we have generated across all of our studies reinforce our belief that our cells have an excellent safety profile and that there are neurological and retinal disorders with unmet need that may be helped by cell transplant. Unfortunately, the Company does not have the resources to implement changes in our development program to permit further investigation.”

“That we did not see significant recovery of motor functions in the Pathway Study is disappointing given the Company’s nearly complete restoration of motor and sensory functions with HuCNS-SC cells in spinal cord injured immunodeficient mice, the recovery of sensory responses in patients with thoracic spinal cord injury, and the many other encouraging clinical and preclinical studies with these cells,” added Dr. Irv Weissman, a Director and co-founder.  “Given the collective strength of past data with these cells, we sincerely hope others will pick up the many questions we have about the variability of results seen in the Pathway Study.  Naturally, over the next few weeks, we will endeavor to find a party able to continue the development of this very promising technology, which is so important not only for current and future patients with these devastating diseases, but also for the field of brain stem and progenitor cell therapies.”

“We would like to thank the patients who participated in the Pathway Study as well as their families and caregivers. Spinal cord injury is one of the most devastating injuries to the central nervous system and any effort to help advance or investigate a potential therapy is worthwhile. The Company would also like to thank our clinical trial investigators and their teams, who have shared our mission in helping these patients. The Company will work with the clinical sites to suspend the trial activities and detailed information will be provided to patients in the trial regarding their participation,” concluded Dr. Huhn.

The Pathway Study

The Pathway Study was a single blind, randomized, controlled clinical trial investigating the use of the Company’s proprietary HuCNS-SC human neural stem cells for the treatment of chronic spinal cord injuries (SCI). Patients eligible for the study had complete loss of motor control below the level of injury, the most severe degree of SCI as defined by the American Spinal Injury Association Impairment Scale (AIS). Clinicians used both ISNCSCI (International Standards for Neurological Classification of Spinal Cord Injury) and GRASSP (Graded Assessment of Strength Sensibility and Prehension) measures to establish a pre-transplant baseline for each patient and to assess post-transplant progress. The goal of the Pathway Study was to demonstrate improved upper extremity motor function and fine motor skills.

Interim Analysis

In performing the interim analysis of Cohort II, an Interim Analysis Data Monitoring Committee consisting of three leading clinicians in the spinal cord injury field, reviewed the accrued data to date against specific clinically relevant criteria linked to achieving the statistically significant result for improving motor strength and function in treated patients. Following this analysis, the IA-DMC concluded that the data failed the futility criteria established for the interim analysis and recommended cessation of the study. The Company took the IA-DMC’s recommendation under advisement in making its decision to terminate the Pathway Study.

Company to Initiate Orderly Wind Down

The Company also announced that, in light of the decision to terminate the Pathway Study, the Company’s available strategic alternatives and its current cash position, the Board of Directors approved a plan to wind down the Company. As part of this process, the Company will evaluate opportunities to monetize its intellectual property, including data collected in its studies and trade secrets, as well as the transfer of its proprietary HuCNS-SC cells and other assets through a potential sale. The Company will not proceed with its earlier plans to conduct a rights offering, for which it had filed a registration statement with the SEC.

As of May 31, 2016, the Company had cash and cash equivalents of approximately $5.5 million. The Company cannot determine with certainty the amount of any liquidating distribution to its stockholders and it is possible that there will be no liquidating distribution to stockholders. The amount of any cash distributed to its stockholders will depend upon, among other things, the Company’s current liquid assets offset by its known and unknown liabilities as well as operating expenses associated with the wind down.

“We are extremely disappointed with the results of our Pathway Study, which we had hoped to be the first clinical program involving cellular transplantation to meaningfully improve motor function in patients with chronic spinal cord injury,” said Dr. Ian Massey, President and Chief Executive Officer. “However, we continue to feel immense pride over the contributions we have made to the stem cell research field, and we are confident that the progress we made will be instrumental in future studies in this area. The other directors and I are also very appreciative of our employees for their hard work and dedication to our mission, and thankful to the scientific community and our stockholders for their support through the years.”

ISSCR 2016 Annual Meeting

The Company will attend the 14th Annual Meeting of the International Society for Stem Cell Research (ISSCR) in San Francisco, California, on June 23. The Company will present Cohort I data from the Pathway Study and its interim analysis outcome.

Further information about StemCells, Inc., including its preclinical and clinical studies, is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the U.S. securities laws, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding the future business operations of StemCells, Inc. (the “Company”), the prospect for the successful divestiture of any of the Company’s assets, the possibility of a liquidating distribution to Company stockholders, and the ability of the Company to pay its creditors and successfully complete an orderly wind down. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including risks whether the FDA and other applicable regulatory agencies will support the Company’s plans to discontinue its currently active clinical studies; uncertainty as to whether HuCNS-SC cells will prove safe and not cause tumors or other adverse side effects in the patients enrolled in the Company’s clinical studies; uncertainties whether the Company’s stock will continue to be listed on any securities exchange; litigation uncertainties; uncertainties regarding the Company’s plans to wind down operations; uncertainties regarding the validity, enforceability and potential value of the Company’s patents; uncertainties as to whether the Company will be able to continue to pay its obligations in the ordinary course of business as they come due; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

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